Exhibit 2.01

Execution Version

AMENDMENT NO. 2 TO
QUOTA PURCHASE AGREEMENT

This Amendment No. 2 to the Quota Purchase Agreement, dated as of November 17, 2017 (the “Agreement”), between Amyris, Inc., a Delaware corporation, AB Technologies LLC, a Delaware limited liability company (collectively, the “Seller”), and DSM Produtos Nutricionais Brasil S.A., a Brazilian corporation (the “Purchaser” and together with the Seller, the “Parties”) is made between the Seller and the Purchaser as of April 16, 2019 (this “Second Amendment”), with the express consenting of Amyris Biotecnologia do Brasil Ltda. (current corporate name of SMA Indústria Química Ltda.), a limited liability company with its principal place of business in the city of Pradópolis, State of São Paulo, at São Martinho Farm, Rural Area, Zip Code 14850-000, enrolled with the CNPJ/MF under No. 12.065.083/0001-86 (“SMA”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement or in the First Amendment (and in the Commitment for Land Agreement attached thereto) (as defined below), as the case may be. This Second Amendment shall become effective as of the date that Amyris, Inc. or any of its affiliates receives the Cash Payment in accordance with that certain letter agreement dated April 16, 2019 regarding the Assignment of Value Sharing Agreement.

WHEREAS, the Parties entered into the Agreement regarding the sale by the Seller and the purchase by the Purchaser of all the issued and outstanding quotas of the capital stock of the Amyris Brasil Ltda., a limited company with its principal place of business in the city of Campinas, State of São Paulo, at Rua James Clerk Maxwell, No. 315, Techno Park, Zip Code 13069-380, enrolled with the CNPJ/MF under No. 09.379.224/0001-20 (“Company”), which was merged into Purchaser on January 2nd, 2019 being the Purchaser the legal successor of the Company for all legal purposes;

WHEREAS, in accordance with Section 5.18 of the Agreement, promptly after the date of the Agreement, the Parties should negotiate the terms and conditions of the Sublease pursuant to which the Company would sublease to SMA the land underlying the Brotas 2 Facility;

WHEREAS, also as provided in Section 5.17(b) of the Agreement, the Purchaser and the Reorganized Company should provide to the Seller and its Subsidiaries those Services mutually agreed by the Parties in order to allow for the operation of the Brotas 2 Facility as contemplated by the Seller to be conducted. Services should be made available for such period of time until the Brotas 2 Facility was fully operational and met its production targets. In addition, it was expected that prior to the date the Brotas 2 Facility was fully operational and met its production targets, the Seller might require access to the Brotas 1 Facility and on-site training from Purchaser’s employees to Seller’s employees at the Brotas 2 Facility;

WHEREAS, on December 26, 2017, the landlord of the Leased Rural Real Property granted an express authorization for the Company to partially assign the real estate interests over Brotas 2 Facility and consented that the document formalizing such assignment would be timely drafted by mutual agreement;

WHEREAS, on December 28, 2017 the Parties entered into the Amendment No. 1 to the Agreement (the “First Amendment”);

WHEREAS, Part B of Schedule 5.10 of the Agreement, as amended by the First Amendment, set forth that as part of the Post-Closing Registrations the Company should enter into a sublease or direct lease with SMA with respect to the land underlying the Brotas 2 Facility in accordance with the Commitment for Land Agreement in the form attached as Exhibit B to such Schedule 5.10;

WHEREAS, the Commitment for Land Agreement intended to formalize the terms and conditions according to which the Company, in the capacity of tenant under the Rural Real Property Lease Agreement, and SMA should engage with the landlord under the Rural Real Property Lease Agreement, to discuss the manner in which the real estate interests as between the Brotas 1 Facility and the Brotas 2 Facility should be apportioned in order that SMA would become entitled to interests over the area related to the Brotas 2 Facility;

WHEREAS, since the Closing Date, SMA has actually occupied a portion of the Brotas 2 Facility, but until this date SMA, the Company and the landlord have not executed any additional written agreement regarding the real estate of the Brotas 2 Facility;

WHEREAS, SMA has informed the Purchaser that it is no longer interested in occupying the area related to Brotas 2 Facility;

WHEREAS, the Parties have successfully negotiated with the landlord the maintenance of the terms regarding the components the landlord supplies to SMA, in accordance with Section 1(b) of the Commitment for Land Agreement, and no further action is required in such respect;

WHEREAS, the Parties have agreed that the Purchaser’s notice contact information has changed under Section 11.02 of the Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties, with the consent of SMA, agree to amend the Agreement, the First Amendment and the Commitment for Land Agreement as follows:

1.	Termination of any and all Obligations relating to the Lease of the Brotas 2 Facility. SMA hereby declares and the Company acknowledges that SMA decided not to build and operate its new industrial plant on the area of the Brotas 2 Facility. The Parties hereby decide, by mutual agreement, to amend the Agreement, the First Amendment and the Commitment for Land Agreement to terminate any and all obligations of the Parties, the Company and SMA to negotiate and/or enter into any further agreement among them or with the landlord regarding the lease of the real estate of the Brotas 2 Facility, including, without limitation, the obligations provided by Sections 5.17(b) and 5.18 of the Agreement; Sections 1(a), 2 and 3 of the Commitment for Land Agreement; and Section B.2 of Schedule 5.10 of the Agreement, as amended by the First Amendment, which are entirely revoked effective on this date, without any compensation of any nature by any Party to another.

2.	Transition Services Agreement. The Purchaser and the Reorganized Company are not obliged to grant access nor provide the Seller and its Subsidiaries Services to allow for the operation of the Brotas 2 Facility. The parties shall continue to negotiate in good faith a corresponding amendment to the Transition Services Agreement executed on December 28, 2017 to reflect a mutually negotiated reduction of its scope.

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3.	Brotas 2 Facility’s Occupancy. Although SMA will no longer build and operate its new industrial plant on the area of Brotas 2 Facility, since the Closing Date SMA has actually occupied and used a portion of the area of Brotas 2 Facility, as described in the sketch (“croquí”) of Exhibit I hereto (the “Occupied Area”), without the payment of any rent. In such Occupied Area SMA has stored equipment and raw material related to the construction of an industrial plant of conversion by fermentation of sugars into production flavors, fragrances, cosmetics, food and nutraceuticals segments . In this sense, the Parties agree as follows:

(i)	Effective on a date to be mutually agreed in good faith, the SMA shall cease to occupy and use the Occupied Area for any purpose, removing before such date any and all equipment or material belonging to SMA that are currently stored in the Occupied Area, returning the Occupied Area to the Purchaser/Company clean and in good conditions of conservation, use and maintenance, and Purchaser/Company shall provide SMA with such access as required by SMA in order to perform the foregoing obligations; and

(ii)	Seller and SMA represent and warrant that they are aware of the terms of the Rural Real Property Lease Agreement and, during all the term of the sublease of the Occupied Area, they undertake to comply with any and all conditions set forth therein that might be, in any manner, related to the Occupied Area, directly or indirectly, as well as to comply with any and all rules currently in force, specially regulatory and environmental rules, bearing directly with any and all costs, damages and/or penalties resulting from their acts or omissions.

4.	Replacement of representative person and posting address to the Purchaser. Section 11.02(b) of the Agreement is here by deleted and amended restated to read:

“(b) If to the Purchaser:

DSM Produtos Nutricionais Brasil S.A

Av. Presidente Juscelino Kubitschek, 1.909, Torre Sul, 5o andar

São Paulo – SP, CEP: 04543-907, Brazil

Phone:

Attention:

Email:

with a copy (which shall not constitute notice) to:

Latham & Watkins, LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Facsimile:

Attention:

Email:”

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5.	No Other Amendments. Except as provided above, the Agreement and the First Amendment shall remain in full force and effect, and the execution of this Second Amendment is not a waiver by either Party of any of the terms or provisions of the Agreement or of the First Amendment.

6.	Counterparts. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same document.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Second Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized, along with the consent of Amyris Brasil and SMA.

Parties:

AMYRIS, INC.

By:	/s/ John Melo
Name: John Melo
Title: Chief Executive Officer

AB TECHNOLOGIES LLC

By:	/s/ John Melo
Name: John Melo
Title: Chief Executive Officer

DSM PRODUTOS NUTRICIONAIS BRASIL S.A.

By:	/s/ Marcelo P. Castanares
Name: Marcelo P. Castanares
Title: Finance Director

By:	/s/ Mauricio M. Adade
Name: Mauricio M. Adade
Title: President DSM LATAM

[Signatures continue on the page below]

[Signature Page to Amendment No. 2 to the Quota Purchase Agreement]

Consenting Parties:

AMYRIS BIOTECNOLOGIA DO BRASIL LTDA.

By:	/s/ Reginaldo Schwery
Name: Reginaldo Schwery
Title: CFO

By:	/s/ Giani Ming Valent
Name: Giani Ming Valent, PMP
Title: Diretor de Engenharia

[Signature Page to Amendment No. 2 to the Quota Purchase Agreement]